Exhibit 4.2

KIMREE, INC. Number [ ] Share [ ] Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 5,000,000,000 Shares of US$0.00001 par value each THIS IS TO CERTIFY THAT [ ] is the registered holder of [ ] Share in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 2014 by: DIRECTOR © GOES 740 All Rights Reserved